Exhibit 99.1
Corporate Contact:
Matthew E. Oakes
President, Chief Executive Officer and Director
Direct Insite Corp.
631.873.2900
matthew.oakes@directinsite.com

-- Direct Insite President and CEO Matthew E. Oakes Interviewed on SNNLive --

Oakes Discussed the Company’s Recent Growth and New Product Initiatives

FT. LAUDERDALE, FLORIDA, June 20, 2013 -- Direct Insite (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable and Accounts Receivable Transformation, announced today that Direct Insite President and CEO Matthew E. Oakes was recently interviewed by SNNLive, a production of Stock News Now.  SNNLive interviewed Oakes at the 2nd Annual Marcum Microcap Conference in New York City, where he was a presenter.

Topics discussed by Oakes included an update on Direct Insite’s AP Transformation strategy, trends in cloud computing and e-invoicing, Direct Insite’s recent customer growth, and business case drivers for automating financial shared services.  Oakes also shared how Direct Insite is providing its customers with new capabilities for company profile management and vendor master cleanup.

In addition, Oakes discussed the AP challenges faced by growing companies.  “Large companies are dealing with a lot of paper from a lot of different submission methods,” Oakes told SNNLive.  “All of this paper requires companies to maintain large AP departments.  Paper-based processing complicates dispute management and communication with vendors.  Direct Insite provides a platform for global enterprises to automate their AP processes to reduce costs and grow more efficiently.”

The interview can be viewed here: http://www.youtube.com/watch?v=DsSAqT6BQbo&feature=player_embedded.

About Direct Insite
Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation.  For nine years, Direct Insite has built a track record in automating some of the most demanding financial environments, including the shared services organizations of Fortune 3000 companies.  Today, over 300,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 17 languages).  Direct Insite’s Invoices On-Line (IOL) suite simplifies AP and AR processes such as: company profile management, vendor master management, electronic invoice distribution and submission, purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, discount management, e-payment processing, supply chain financing, and reporting and analysis.  To learn more, visit www.directinsite.com.

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Invoices On-Line is a trademark of Direct Insite Corp.

All other product and service names mentioned herein are the trademarks of their respective owners.